EXHIBIT 11

SIDLEY AUSTIN BROWN & WOOD LLP

ONE WORLD TRADE CENTER NEW YORK, NEW YORK 10048-0557

TELEPHONE: 212-839-5300 FACSIMILE: 212-839-5599

June 27, 2001

Merrill Lynch Global Technology Fund, Inc. 800 Scudders Mill Road Plainsboro, NJ 08536

Ladies and Gentlemen:

We have acted as counsel for Merrill Lynch Global Technology Fund, Inc. (the “Fund”) in connection with the proposed acquisition by the Fund of all of the assets, and the assumption by the Fund of all of the liabilities, of Merrill Lynch Internet Strategies Fund, Inc. (“Internet Strategies”) in return solely for an equal aggregate value of newly-issued shares of the Fund (collectively the “Reorganization”). The opinion is furnished in connection with the Fund’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended File No. 333-48929 (the “Registration Statement”) relating to shares of the Fund, each with par value of $0.10 per share (the “Shares”), to be issued in the Reorganization.

As counsel for the Fund, we are familiar with the proceedings taken by it and to be taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, as amended, and such other documents as we have deemed relevant to the matters referred to in this opinion.

Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization between the Fund, Master Internet Strategies Trust and Internet Strategies, as set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the “Proxy Statement and Prospectus”), the Shares, upon issuance in the manner referred to in the Registration Statement, for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

Very truly yours, /s/ Sidley Austin Brown & Wood